Exhibit 5.1

1700 One Leadership Square

211 North Robinson

Oklahoma City, OK 73102-7261

cwlaw.com

October 4, 2021

Perma-Fix Environmental Services, Inc.

8302 Dunwoody Place, Suite 250

Atlanta, Georgia 30350

Re:	Issuance of 1,000,000 shares of Common Stock of Perma-Fix Environmental Services, Inc., pursuant to Registration Statement on Form S-3, File No. 333-231429, and prospectus supplement thereunder dated September 30, 2021;

Ladies and Gentlemen:

We have acted as counsel to Perma-Fix Environmental Services, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the Subscription Agreements, each dated as of September 30, 2021 (the “Subscription Agreements”), between the Company and the purchasers parties thereto (collectively, the “Purchasers”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered to the Purchasers pursuant to the terms of their respective Subscription Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-231429) (the “Registration Statement”), filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to Conner & Winters, LLP under the caption “Legal Matters” in the prospectus supplement dated September 30, 2021 constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Conner & Winters, LLP

/s/ Conner & Winters, LLP